Exhibit 10.8
November 30, 2020
Omead Ostadan
Via email
Re: Confirmatory Employment Letter
Dear Omead:
This confirmatory employment letter agreement (the “Agreement”) is entered into between Omead Ostadan (“you”) and Seer, Inc. (the “Company” or “we”), effective as of the day immediately prior to the Registration Date (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities.
1.Title; Position; Location.  You will continue to serve as the Company’s President and Chief Operating Officer. You also will continue to report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. Until the Company opens an office in San Diego, California or, if earlier, you relocate your primary residence to Redwood City or the surrounding Bay Area, you will perform your duties remotely, but will be expected to travel to the Company’s corporate offices located in Redwood City, California as reasonably necessary or appropriate in furtherance of your employment duties and responsibilities (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.
2.Base Salary.  Our Board of Directors (the “Board”) has approved that, provided you remain employed through the Effective Date, your annual base salary (“Salary”) will be increased to $435,000 as of the Effective Date. Your Salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.
3.Annual Bonus.  For the 2020 and 2021 calendar years, you will be eligible for a target annual cash bonus opportunity equal to forty-five percent (45%) of your annual base salary. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.Equity Awards.  You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Employee Benefits.  You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. Until the Company opens an office in San Diego, California or, if earlier, you relocate your primary residence to Redwood City or the surrounding Bay Area, the Company will reimburse you for reasonable travel and lodging expenses incurred by you for your work-related travel between your primary residence and the Company’s primary location in Redwood City, California, in an aggregate amount not to exceed $50,000 per year (the “Travel Reimbursements”), in accordance with the Company’s expense reimbursement policy as in effect from time to time and subject to the requirements described herein. In the event the Travel Reimbursements are taxable to you, the Company also will provide you with (or provide directly to the applicable taxing authorities) additional payments in the amount, as determined by the Company, necessary to pay federal, state and local income and employment taxes with respect to (x) such Travel Reimbursements and (y) such additional payments (the “Tax Neutrality Payments”). Any Tax Neutrality Payment will be calculated by the Company based on based on the withholding rates the Company has in effect for you at the time the Travel Reimbursement is reimbursed or provided to you (not to exceed the maximum statutory rates), and the Company’s determination of the Tax Neutrality Payment will be final and binding. In order to receive any Travel Reimbursement or Tax Neutrality Payment, you must remain employed with the Company through the date the applicable Travel Reimbursement or Tax Neutrality Payment, as applicable, is paid or provided to you (or the applicable taxing authorities, as applicable). Further, you are expected to submit appropriate substantiation of travel and lodging expenses eligible for Travel Reimbursement within thirty (30) days following the date such expenses are incurred, and, once appropriate substantiation (in the good faith determination of the Company) has been submitted, the Travel Reimbursement and any related Tax Neutrality Payment will be paid to you (or the applicable taxing authorities, as applicable) within thirty (30) days. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.Severance.  You will be eligible to participate in the Company’s severance benefit plan, program or policy established or to be established for senior-level employees that is applicable to you consistent with your position within the Company. Additional information regarding such arrangement will be provided to you following your commencement of employment with the Company or as such arrangement is established by the Company.
7.Confidentiality Agreement.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and the Company dated November 5, 2020 (the “Proprietary Agreement”) still apply.
8.At-Will Employment.  This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and will continue to constitute at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
9.Taxes.  The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. You must be employed by the Company on the payment date in order to receive any Travel Reimbursements or Tax Neutrality Payments. Accordingly, such reimbursements and benefits are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Nonetheless, any taxable reimbursements payable to you under Section 5 above will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed as President and Chief Operating Officer under this Agreement, no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year. Any of the additional amounts payable to you under Section 5 for income and employment taxes will be paid no later than the last day of your taxable year immediately following your taxable year in which the taxes are remitted by you to the requisite applicable authorities. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of other person or entity, to comply with

Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
10.Additional Employment Provisions.  During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Proprietary Agreement. You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company.
11.Protected Activity Not Prohibited.  Notwithstanding any contrary provision of the Agreement or of the Retention Plan or Proprietary Agreement, nothing in this Agreement, the Retention Plan, or Proprietary Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the as defined in the Proprietary Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidentiality Agreement”) to any parties other than the Governmental Entities.

You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Agreement or any Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
12.Miscellaneous.  This Agreement, together with the Proprietary Agreement and the equity awards granted to you by the Company under its 2017 Stock Incentive Plan or the Company’s 2020 RSU Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. You acknowledge and agree that any right or eligibility to be granted a “True-Up Option” as referenced in any prior employment agreement expires as of the Registration Date. This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.
[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

SEER, INC.

		By:	/s/ Omid Farokhzad
Omid Farokhzad
Chief Executive Officer

Agreed to and accepted:
/s/ Omid Farokhzad
Omid Farokhzad

Dated:	November 30, 2020
[Signature page to Confirmatory Employment Letter]

Exhibit A
Seer, Inc. CEO Change in Control and Severance Agreement